Exhibit 16

April 1, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Lincoln Benefit Life Company and its subsidiaries (a wholly-owned subsidiary of LBL HoldCo II, Inc.) pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statement on Form S-1 of Lincoln Benefit Life Company dated April 1, 2019. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP Chicago, Illinois

Attachment

Statements made by Lincoln Benefit Life Company and its subsidiaries (a wholly-owned subsidiary of LBL HoldCo II, Inc.) pursuant to Item 304(a)(1) of Regulation S-K:

The report of PwC on Lincoln Benefit’s financial statements as of December 31, 2017 and 2016 for each of the two years ended December 31, 2017 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2017 and December 31, 2016 and the subsequent interim period through October 22, 2018, there were: (i) no disagreements between Lincoln Benefit and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its report, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.